[LOGO]                                                     Terra Industries Inc.
                                  ------------                 600 Fourth Street
                                  EXHIBIT 99.1                     P.O. Box 6000
                                  ------------         Sioux City, IA 51102-6000
                                                       Telephone: (712) 277-1340
                                                         Telefax: (712) 277-7383
                                                         www.terraindustries.com
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                                      NEWS
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For immediate release                                    Contact: Mark Rosenbury
                                                                  (712) 279-8756

    TERRA NITROGEN COMPANY, L.P. SUSPENDS PRODUCTION AT BLYTHEVILLE FACILITY

Sioux City, Iowa (June 26, 2003)-- Terra Nitrogen Company, L.P. (TNCLP) (NYSE symbol: TNH) reported today that it will suspend ammonia and urea production at its Blytheville, Ark., facility and lay off about 60 employees, or nearly 65 percent of its Blytheville workforce. The production suspension is due to continued high natural gas prices and the seasonal decline in nitrogen fertilizer demand and prices. The Blytheville facility, which represents 29 and 100 percent, respectively, of TNCLP's total ammonia and urea manufacturing capacity, will resume production when ammonia and urea selling prices increase and/or natural gas costs decrease to the point where the facility can operate with positive cash flow.

Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.

Information contained in this release, other than historical information, may be considered forward-looking. Forward-looking information reflects management's current views of future events and financial performance that involve a number of risks and uncertainties. The factors that could cause actual results to differ materially include, but are not limited to, the following: changes in financial markets, general economic conditions within the agricultural industry, competitive factors and price changes (principally nitrogen fertilizer selling prices and natural gas costs), changes in product mix, changes in the seasonality of demand patterns, changes in weather conditions, changes in governmental regulations and other risks described in the "Factors That Affect Operating Performance" section of TNCLP's current annual report.

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Note: Terra Nitrogen Company, L.P. news announcements are also available on
Terra Industries' web site, www.terraindustries.com.